EXHIBIT 4.5
_________________________
LOAN AGREEMENT
_________________________
Between:
PETROBRAS INTERNATIONAL BRASPETRO BV. — PIB-BV
And
WORLD FUND FINANCIAL SERVICES

LOAN AGREEMENT NUMBER:          /2008
The undersigned:
1 PETROBRAS INTERNATIONAL BRASPETRO BV., a company incorporated and existing under the laws of NETHERLANDS, having its registered office in , Prins Bernhardplein 200, 1097 JB, Amsterdam, the Netherlands, hereinafter referred to as : “Borrower”
and
2 WORLD FUND FINANCIAL SERVICES, a company incorporated and existing under the laws of CAYMAN ISLANDS, with registered office at Two Artillery Court, Shedden Road, Suite 2B, 2nd Floor, P.O.Box 2241, Grand Cayman KY1 —1107, Cayman Islands hereinafter referred to as: “Lender”
Lender and Borrower hereinafter jointly referred to as: “Parties” and individually also as: “Party”,
Whereas :
(a) Parties are part of the international group of companies of Petroleo Brasileiro S.A. (”PETROBRAS”);
(b) PETROBRAS is a global leader in the oil, gas, and energy industry;
(c) In view of further expansion of the business activities of PETROBRAS, it has been agreed between the Parties that Lender lends to Borrower an amount of USD 100,000,000.00 (United States Dollars One Hundred Million) (the “Loan”);
(d) Parties now wish to enter into this agreement for the purpose of formalizing and setting out the terms and conditions of the Loan ( the “Agreement”).
Have agreed as follows:
Article 1 — Loan
1.1 On the terms and subject to the conditions set out herein, Lender has agreed to lend the Loan to Borrower and Borrower has agreed to borrow the Loan from Lender.
1.2 The Loan will be made available to Borrower on February 21, 2008 in the following account of the Borrower
Bank of America
100 West 33 rd Street — 4th Floor
New York, NY 10001 — USA
Attention: Paulo Pereira / Alfonso Guevara
Fed ABA: 026009593
Swift: BOFAUS3N
CHIPS ABA: 0959
Account: 6550-7- 23338
Petrobras International Braspetro B.V. — PIB BV
Article 2 — Interest
2.1 The Loan shall bear interest during the applicable Interest Period at a rate per annum equal to the LIBOR for 30 days plus 0.15%. The amount of interest to be paid will be calculated on the basis of a year of 360 days for the actual number of days elapsed.

“LIBOR” — means, in relation to any amount owed by the Borrower in Dollars hereunder on which interest for a given period is to accrue, the rate per annum to be, with respect to the relevant Interest Period:
(a) The arithmetic mean of the offered quotations for LIBOR published by the BBA for such Interest Period at or about 11.00 a.m. (London time) on the Reset Date for a period of thirty (30) days.
(b) If such rate is not published by BBA or the BBA ceases to exit or function, the arithmetic mean of the offered quotation on the Telerate Service Page 3750 (or such other page as may replace the designated page on the Telerate Service or such other service as may be nominated by the British Bankers’ Association) (“Telerate Page 3750”) at or about 11:00 a.m. (London time) on the Reset Date for such Interest Period.”
“Business Day” shall mean in this Agreement any working day in which banks are open for banking activities in London (GB), Netherlands, New York (USA) and Cayman Islands.
2.2. Accrued but unpaid interests shall be paid on each Period Ending Date as defined in 2.5, or as otherwise indicated by the Lender and accepted by the Borrower.
2.3 Lender shall receive all payments free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, fines, penalties, assessments or other governmental charges (“Taxes”). In case that the Borrower is required by law to withhold or deduct such Taxes, the Borrower will pay to the Lender such additional amounts as may be necessary to ensure that the amounts received by the Lender will equal the amount of principal, interest and additional amounts, if any, which would have been receivable by the Lender in the absence of such withholding or deduction.
2.4 If any such payment date falls in a day other than a Business Day, the payment will be made in the following Business Day.
2.5 Interest Period
The initial Interest Period shall commence on the date of the disbursement and shall end as provided in the definition of Interest Period. Thereafter, each Interest Period shall commence and end as provided in the definition of Interest Period, provided that the last Interest Period shall end on the Maturity Date.
“Interest Period” means the period commencing on (and including) (i) the date of the disbursement of the Loan or (ii) the Period Beginning Date, as applicable, and ending on (but excluding) the Period Ending Day as applicable.
“Period Beginning Date” means each of the dates indicated in the column Period Beginning of Annex 1.
“Period Ending Date” means each of the dates indicated in the column Period Ending of Annex 1.
“Reset Date” means, for each Interest Period, the first Business Day before such the Period Beginning Date as stated in the column Reset Date of Annex 1.
Article 3 — Term and Accelerated Repayment
3.1 Term. The Loan shall be repaid in full on July 31, 2008 (the “Maturity Date”) together with all accrued and unpaid interest and any other amounts due under the Agreement, without prejudice to article 3.2.
3.2 Accelerated repayment. The Loan can be repaid at any time in full or in part together with all accrued and unpaid interest and any other amounts due under the Agreement pursuant to a Voluntary Prepayment executed by the Borrower and/or a Mandatory Prepayment requested by the Lender, in accordance with article 5 of the Agreement.

Article 4 — Payments
4.1 Payments made by Borrower to Lender shall be made into the following account of the Lender:
Citibank NY
111th. Wall Street — 21st. Floor
New York, NY 10005 — USA
Attention: Federico Baldou Gallo
ABA: 021000089
Swift: CITIUS33
Account: 36222107
World Fund Financial Services
4.2 All payments by Borrower, whether on the Loan or interest, shall be made in United States Dollars (USD).
Article 5 — Voluntary and Mandatory Prepayments
5.1 Voluntary Prepayments. The Borrower may at any time but upon at least three Business Days’ notice to the Lender, prepay or cause to be prepaid the Loan in whole or in part, in amounts aggregating at least USD1,000,000 or any larger multiple of USD100,000, by paying the principal amount to be prepaid together with interest accrued thereon to the date of prepayment (a “Voluntary Prepayment”). Such notice of Voluntary Prepayment shall not be revocable by the Borrower. Any Voluntary Prepayment made by the Borrower shall be applied as follows: (i) first, to the payment of accrued but unpaid interest and other amounts (excluding principal) in respect of the Loan; (ii) second, to the payment of the then due and unpaid principal of the Loan; and (iii) third, to the payment of any other amounts then payable to the lender hereunder.”
5.2 Mandatory Prepayments. The Lender may at any time but upon at least three Business Days’ notice to the Borrower cause the Borrower to prepay the Loan in whole or in part, in amounts aggregating at least USD1,000,000 or any larger multiple of USD100,000, by paying the principal amount to be prepaid together with interest accrued thereon to the date of prepayment (a “Mandatory Prepayment”). Such notice of Mandatory Prepayment shall not be refused by the Borrower. Any Mandatory Prepayment requested by the Lender shall be applied as follows: (i) first, to the payment of accrued but unpaid interest and other amounts (excluding principal) in respect of the Loan; (ii) second, to the payment of the then due and unpaid principal of the Loan; and (iii) third, to the payment of any other amounts then payable to the Lender hereunder.”
Article 6 — Termination
6.1 Either Party shall have the right to terminate the Agreement with immediate effect if and when the other Party is in default. A Party shall only be in default following receipt of a written notice from the other Party in this respect expressing which obligation(s) of this Agreement has (have) not been performed and requesting that the default be remedied, and the Party in default has not remedied its default within a period of 30 days after the date of such notice.
6.1.1 In case the Borrower doesn’t pay to the Lender, in the date of expiration, the amount of the Loan, increased with the interest as referred in the item 2.1, the Borrower will be automatically in default, and the amount to be paid will also be increased with a 2% (two percent) fine.
6.1.2 In case the payment referred in the item 6.1.1 is made up to five days after the expiration date, the above-referred fine will not be applied.
6.1.3 In case the Borrower doesn’t pay to the Lender, in the due date for a Mandatory Prepayment, the amount of the Loan, increased with the interest as referred in the item 2.1, the Borrower will be automatically in default, and the amount to be paid will also be increased with a 2% (two percent) fine.

6.1.4 In case the payment referred in the item 6.1.3 is made up to five days after the expiration date, the above-referred fine will not be applied.
6.2 Parties may also decide to terminate the Agreement by mutual agreement.
6.3 In addition to its right to terminate the Agreement in accordance with article 5 above, Lender shall have the right to terminate the Agreement with immediate effect in case:
a petition for a moratorium has been filed by Borrower with respect to Borrower or a moratorium is imposed upon Borrower;
a petition for bankruptcy has been filed with respect to Borrower or Borrower is declared bankrupt;
a resolution to dissolve the Borrower has been made;
a receiver has been appointed with respect of Borrower;
Borrower is placed under guardianship; or
Borrower is no longer part of the international group of companies of PETROBRAS due to a divestiture of PETROBRAS from the Borrower.
Article 7 — Notices
7.1 Any notice or other communication under or in connection with the Agreement shall be writing in the English language and shall be delivered by registered mail or facsimile to the respective addresses or fax numbers as set out in article 7.2 or any new address or fax number as a Party may have notified the other Party in accordance with this article 7.
7.2 Any notice or communication to Lender and Borrower shall be sent to the following address:
Lender:
WORLD FUND FINANCIAL SERVICES . — Two Artillery Court, Shedden Road, Suite 2B, 2nd Floor, P.O.Box 2241, Grand Cayman KY1 —1107, Cayman Islands.
Borrower:
PETROBRAS INTERNATIONAL BRASPETRO BV. — PIB-BV
Prins Bernhardplein 200, 1097 JB, Amsterdam, the Netherlands.
Article 8 — Waiver
Any forbearance or delay on the part of any Party enforcing any provision of the Agreement or any of its rights hereunder shall not be constructed as a waiver of such provisions or of a right thereafter to enforce the same.
Article 9 — Invalidity
In the event any provision in the Agreement is void, invalid or in any way not enforceable, the validity and enforceability of the remaining provisions shall not in any way be affected. The provision concerned will be converted by operation of law into a legally valid arrangement as similar in content and effect to the invalid provision as possible, unless and until the Parties themselves by mutual consent replace the provision concerned with a legally valid alternative arrangement.

Article 10 — Assignment and transfer
Parties may only assign or transfer, in whole or in part, any of their rights or obligations hereunder by mutual and prior agreement.
Article 11 — Amendments
No variation or amendment of the Agreement shall be valid and binding unless agreed to in writing by Parties.
Article 12 — Governing law and Competent court
12.1 Governing law. The Agreement shall be construed in accordance with and shall in all respects be governed by the laws of the Cayman Islands.
12.2 Arbitration. Any dispute or difference arising in connection with the Agreement that cannot be amicably settled between the Parties shall be finally settled by arbitration in accordance with the rules of Arbitration of The International Chamber of Commerce. Unless Parties agree otherwise, one arbiter will suffice. The language of such arbitration shall be English. The place of arbitration shall be in Cayman Islands.
Thus agreed and signed on February 21, 2008.
/s/ Claudio Díaz

/s/ Gabriel Marchione

WORLD FUND FINANCIAL SERVICES .
By virtue of power of attorney

/s/ Marcos Zacarias

PETROBRAS INTERNATIONAL BRASPETRO BV. — PIB-BV
By virtue of power of attorney

ANNEX I

	Reset Dates	Period Beginning	Period Ending
Period 0	20-02-08	21-02-08	29-02-08
Period 1	28-02-08	29-02-08	31-03-08
Period 2	28-03-08	31-03-08	29-04-08
Period 3	28-04-08	29-04-08	30-05-08
Period 4	29-05-08	30-05-08	30-06-08
Period 5	27-06-08	30-06-08	31-07-08